JA Solar Holdings Co., Ltd.

Matter:	722440	FEI/SEI:		Issued to:	[•]
Type of Shares:	Ordinary				
Certificate No.	[•]	Date of Record:	[•]		
No. of shares	[•]	Transfer to cert#	______		
Amount Paid	100.00	No. of shares	______		
Par Value	0.0001	Transfer Date	______		

Incorporated in the Cayman Islands

JA Solar Holdings Co., Ltd.

This is to certify that [•]

is / are the registered shareholders of:

No. of Shares	Type of Share	Par Value
[•]	**Ordinary**	**US$ 0.0001**
Date of Record	Certificate Number	% Paid
[•]	[•]	100.00

The above shares are subject to the Memorandum and Articles of Association of the Company and transferable in accordance therewith.
Given under the Common Seal of the Company

______________________ Director ______________________ Director/Secretary